Item 77C

Registrant incorporates by reference its
Proxy Statement filed on April 25, 2005
(Accession No. 0000950137-05-004840).

Shareholder Meeting Results:

The Annual Meeting of Shareholders of
Scudder Multi-Market Income Trust (the
"fund") was held on May 25, 2005. The
following matters were voted upon by the
shareholders of said fund (the resulting
votes are presented below):
1.	To elect nine individuals to constitute
the Board of Trustees of the fund.


Number of Votes:

For
Withheld
John W. Ballantine
18,063,113
192,653
Donald L. Dunaway
18,056,932
198,834
James R. Edgar
18,056,652
199,114
Paul K. Freeman
18,071,529
184,237
Robert B. Hoffman
18,053,452
202,314
William McClayton
18,070,657
185,109
Shirley D. Peterson
18,065,463
190,303
William N. Shiebler
18,066,755
189,011
Robert H. Wadsworth
18,078,013
177,753

2.	To ratify the selection of Ernst &
Young LLP as the Independent
Registered Public Accounting Firm for
the fund.

Number of Votes:
For
Against
Abstain
18,068,819
67,639
119,308